Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Keynote Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-107442, 333-85242, 333-73244, 333-47980, and 333-87791) on Form S-8 of Keynote Systems, Inc. of our reports dated December 6, 2005, with respect to the consolidated balance sheets of Keynote Systems, Inc. and subsidiaries as of September 30, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the September 30, 2005 annual report on Form 10-K of Keynote Systems, Inc. and subsidiaries.

Our report, dated December 6, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2005, expresses our opinion that Keynote Systems, Inc. did not maintain effective internal control over financial reporting as of September 30, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

The Company identified a material weakness related to accounting for income taxes. Specifically, the Company did not have resources with adequate technical knowledge related to accounting for deferred income taxes in order to prepare or review the income tax related amounts recorded in the consolidated financial statements. This material weakness resulted in a material error in the Company’s consolidated financial statements related to the inappropriate recording of a reduction in the valuation allowance as a benefit for income taxes rather than as a reduction of goodwill.

/s/    KPMG LLP

Mountain View, California

December 6, 2005